Exhibit 107

FORM S-8

(Form Type)

Reed’s, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Other	250,000	$1.82	$455,000	0.00014760	$67.16
Total Offering Amounts					$455,000		$67.16
Total Fee Offsets					—		—
Net Fee Due							$67.16

(1) This Registration Statement registers 250,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Reed’s, Inc. (the “Registrant”) for issuance under the Reed’s, Inc. 2024 Inducement Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the bid and asked price of the Registrant’s shares of Common Stock as reported on the OTCQX on February 7, 2024.